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                                                                   Exhibit 99(a)

FOR IMMEDIATE RELEASE:
April 22, 1999



CONTACT: Stephen F. Lee
         Edward Howard & Co.
         216-781-2400



                           NATIONAL AUTO CREDIT, INC.
                     QUESTIONS PROPRIETY OF INVESTOR EFFORT


         SOLON, OH - APRIL 22, 1999 - National Auto Credit, Inc. (OTC BB:NAKD), announced today that it had responded to an attempt by an investor group, led by Ernest C. Garcia II, to join the Company's Board of Directors and obtain more information regarding the Company's financial condition, operations and prospects.

         In a letter to the investor, counsel to National Auto Credit stated that the Company and its Board have maintained open communication channels with all shareholders, including the controlling shareholder group consisting of Mr. Garcia and Sam Frankino, former Chairman of the Board and the majority shareholder of the Company. Characterizing the group's actions as hostile and misguided, the letter indicated that Mr. Garcia's efforts to force himself and another individual onto the Board were null, void and without effect. In particular, the Company's Board of Directors consists of five members and does not have any vacancies. Similarly, Mr. Garcia's attempt to call a meeting of the Board is without effect since only duly and validly elected Directors can take action. Furthermore, as to corporate action requiring a stockholder vote, such action may not be taken by consent, but only at a duly called and noticed meeting of shareholders.

         The Company also questioned the propriety of directly involving in the Company anyone who has agreed to plead guilty to bank fraud, as disclosed in Mr. Garcia's Schedule 13D filed with the Securities and Exchange Commission.

         The Company emphasized that significant progress has been made to date in stabilizing the affairs of the Company and that it would continue its policy of open communications with all of its constituencies and shareholders. At the same time, the Company will strive to preserve and maximize assets, ensure proper financial controls and reporting, restore public confidence and position itself for future growth.

         This press release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," " expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.